Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Paul Fletcher
Chief Financial Officer
(540) 542-6300

Trex Company, Inc. Announces Underwriters’

Exercise of Overallotment Option for $12.5 Million of Convertible Senior

Subordinated Notes due 2012

WINCHESTER, Va — July 17, 2007 — Trex Company, Inc. (NYSE: TWP) today announced that the underwriters of its recent offering of convertible senior subordinated notes, which closed on June 18, 2007, have exercised their over-allotment option with respect to the purchase of an additional $12.5 million principal amount of its 6.00% Convertible Senior Subordinated Notes due 2012. The purchase of these over-allotment notes closed today.

The notes bear interest at an annual rate of 6.00% from June 18, 2007, payable semi-annually on January 1 and July 1, commencing on January 1, 2008. The notes were offered by Trex Company pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission.

Trex Company expects to use the net proceeds from the exercise of the over-allotment option to repay existing debt or, to the extent not applied to repay indebtedness, for working capital and other general corporate purposes.

J.P. Morgan Securities Inc. acted as book-running manager for the offering and as representative of the underwriters, and BB&T Capital Markets, a division of Scott & Stringfellow, Inc., acted as co-manager for the offering.

This news release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any offer or sale of these securities in any state in which such offer, solicitation or sale would be unlawful.

About Trex Company

Headquartered in Winchester, Va., Trex Company, Inc. is the nation’s largest manufacturer of composite decking, railing and fencing products, which are marketed under the brand name Trex®.